UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008 (April 24, 2008)

ORE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23317	06-1411336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
610 Professional Drive, Suite 101,Gaithersburg, Maryland	20879
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (240) 361-4400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 24, 2008, the Compensation Committee of the Company’s Board of Directors also approved the following changes to the compensatory arrangements with a Senior Vice President of the Company:

The Employment Agreement between the Company and Larry Tiffany previously filed as Exhibit 10.93c to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 is being amended with respect to the terms of his employment for 2008. As a result of the amendment, the agreement will provide for (a) a term of employment ending December 31, 2008, subject to extension by agreement of the parties, (b) the continuation in 2008 of a salary at an annual rate of $300,000, (c) potential incentive compensation for 2008 of $75,000, assuming achievement of 100% of the targets established for the Company’s 2008 Incentive Compensation Plan, (d) retention payments of $37,500 per 2008 calendar quarter that he continues to be employed, and if during 2008 the executive’s employment is terminated by the Company without cause or the Company undergoes a change in control, the remaining 2008 quarterly retention payments would be accelerated, (e) except for the retention payments, no severance pay if his employment by the Company ends and (f) a title of Senior Vice President and Interim Head Commercial Operations for the Company and President and CEO of the company’s subsidiary, DioGenix. The amendment also clarifies the definition of the Business applicable to the executive’s non-competition and non-solicitation obligations.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.93d	First Amendment to Executive Employment Agreement with Larry Tiffany

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORE PHARMACEUTICALS INC.

Date:	April 30, 2008	By:	/s/ Philip L. Rohrer Jr.
Philip L. Rohrer Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.93d	First Amendment to Executive Employment Agreement with Larry Tiffany